Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE
	Contact:	Lynda L. Glass
EVP, Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

THIRD QUARTER EARNINGS

GETTYSBURG, PA, October 31—ACNB Corporation reported year-to-date net income of $7,048,000 for the nine months ended September 30, 2013, compared to $6,668,000 over the same nine-month period in 2012, an increase of $380,000 or 6%.  Net income on a per share basis was $1.18 for the first nine months of 2013 and was $1.12 for the same period in 2012.

The Corporation reported net income of $2,308,000 for the three months ended September 30, 2013, compared to $2,304,000 for the same quarter in 2012, an increase of $4,000 or less than 1%.  Net income on a per share basis amounted to $0.39 for the third quarter of 2013 and was $0.39 for the same period in 2012.

Quarterly cash dividends paid to ACNB Corporation stockholders for the first nine months of 2013 totaled $3,404,000, or $0.57 per share.  This is the same per share amount that was paid in the first nine months of 2012.

Total assets of ACNB Corporation at September 30, 2013, were $1.04 billion, a decrease of 3% from September 30, 2012.  Total deposits decreased by 2% over the previous year to $819 million.  Total loans rose by 2% to $718 million, as compared to September 30, 2012.  A 1% increase in stockholders’ equity resulted in an aggregate of $103.0 million at September 30, 2013, compared to $101.7 million at September 30, 2012.

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ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace via a network of 19 retail banking offices located throughout Adams County, PA, as well as in Dillsburg, Hanover and Spring Grove, York County, PA, and in Newville, Cumberland County, PA.  In addition, the Bank operates loan offices in Hanover, York County, and Chambersburg, Franklin County, PA.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in 35 states, including Pennsylvania and Maryland, through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS — Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event.  In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations, specifically the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; difficulties in integrating and operating distinct business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and, slow economic conditions. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2013-17

October 31, 2013